Exhibit 99.1

An Established African Gold Producer September 2024

Disclaimer 2 DISCLAIMER This presentation (together with oral statements made in connection herewith, this “Presentation”) and information, including financial information, contained herein are subject to change, are provided for informational purposes only and have been prepared to assist interested parties in making their own evaluation with respect to an investment in connection with the proposed business combination between Greenstone Corporation (“Greenstone” or the “Company”) and Hennessy Capital Investment Corp . VI ("SPAC"), which will include Greenstone and SPAC becoming wholly - owned subsidiaries of Namib Minerals (“Namib Minerals” or "PubCo"), and related transactions (the "Proposed Business Combination") pursuant to the Business Combination Agreement among Greenstone, SPAC, PubCo, Midas SPAC Merger Sub Inc . and Cayman Merger Sub Ltd . (the “Business Combination Agreement”) . PubCo intends to file with the U . S . Securities and Exchange Commission (the "SEC") a registration statement on Form F - 4 relating to the Proposed Business Combination (the “Registration Statement”) that will include a proxy statement/prospectus . By reviewing or reading this Presentation, you will be deemed to have acknowledged and agreed to the statements, obligations and restrictions set out below . This Presentation supersedes and replaces all previous oral or written communications between the parties hereto relating to the subject matter hereof . This Presentation and any oral statements made in connection with this Presentation do not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the Proposed Business Combination or any related transactions, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction . This Presentation does not constitute either advice or a recommendation regarding any securities . No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933 , as amended (the “Securities Act”), or an exemption therefrom . No representations or warranties, express or implied are given in, or in respect of, this Presentation . To the fullest extent permitted by law, in no circumstances will Greenstone, SPAC, or PubCo, or any of their respective subsidiaries, stockholders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents (including the internal economic models), its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith . None of Greenstone, SPAC, or PubCo has independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness . This data is subject to change . Recipients of this Presentation are not to construe its contents, or any prior or subsequent communications from or with Greenstone, SPAC, PubCo, or their respective representatives as investment, legal or tax advice . In addition, this Presentation does not purport to be all - inclusive or to contain all of the information that may be required to make a full analysis of Greenstone, PubCo, or the Proposed Business Combination . Recipients of this Presentation should each make their own evaluation of Greenstone, PubCo, and the Proposed Business Combination and of the relevance and adequacy of the information and should make such other investigations as they deem necessary . This Presentation is based on the economic, regulatory, market and other conditions as in effect on the date hereof . It should be understood that subsequent developments may affect the information contained in this Presentation, which neither the Company, SPAC, nor any of their respective directors, officers, partners, employees, affiliates, agents, advisors or representatives is under an obligation to update, revise or affirm . INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN . ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE . Participants in the Solicitation Greenstone, SPAC, PubCo and their respective directors, executive officers and other members of management and employees may, under the rules of the U . S . Securities and Exchange Commission (the “SEC”), be deemed to be participants in the solicitations of proxies from SPAC’s stockholders in connection with the Proposed Business Combination . See the SPAC’s annual report on Form 10 - K filed with the SEC on March 29 , 2024 for more information about the SPAC’s directors and executive officers . Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the Registration Statement when it becomes available . Stockholders, potential investors and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions . This Presentation is not a substitute for the Registration Statement or for any other document that PubCo may file with the SEC in connection with the Proposed Business Combination . INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION . Investors and security holders may obtain free copies of other documents filed with the SEC by PubCo through the website maintained by the SEC at http : //www . sec . gov . The information in the Registration Statement may update and supersede the information presented in this presentation .

Disclaimer Continued 3 DISCLAIMER Forward - Looking Statements All statements other than statements of historical facts contained in this Presentation are, including statements regarding Greenstone’s, SPAC’s, or PubCo’s future financial position, results of operations, business strategy, market demand and plans and objectives of their respective management teams for future operations, forward - looking statements . Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward - looking statements . In some cases, you can identify forward - looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward - looking . Forward - looking statements include, without limitation, Greenstone’s, SPAC’s, PubCo’s, or their respective management teams’ expectations concerning the outlook for their or PubCo’s business, productivity, plans, and goals for future operational improvements and capital investments, operational performance, future market conditions, or economic performance and developments in the capital and credit markets and expected future financial performance, including the restart of the Mazowe Mine and the Redwing Mine and related expansion plans, capital expenditure plans and timeline, the development and goals of the prospective exploration licenses in the Democratic Republic of the Congo (the “DRC”), 2024 estimates of financial and operational performance, economic outlook for the gold mining industry, mineral reserve and resource estimates, outlook for investing in Zimbabwe, expectations regarding gold prices and exchange rates, production, total cash costs, all - in costs, cost savings and other operating results, productivity improvements, expected net proceeds, expected additional funding, the percentage of redemption of SPAC’s public stockholders, growth prospects and outlook of ’s operations, individually or in the aggregate, including the achievement of project milestones, commencement and completion of commercial operations of certain of Greenstone exploration and production projects, as well as any information concerning possible or assumed future results of operations of PubCo . Forward - looking statements also include statements regarding the expected benefits of the Proposed Business Combination . The forward - looking statements are based on the current expectations of the respective management teams of Greenstone and SPAC, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects . There can be no assurance that future developments will be those that have been anticipated . These forward - looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward - looking statements . These risks and uncertainties include, but are not limited to, ( i ) the risk that the Proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of SPAC’s securities ; (ii) the risk that the Proposed Business Combination may not be completed by SPAC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SPAC ; (iii) the failure to satisfy the conditions to the consummation of the Proposed Business Combination, including the adoption of the Business Combination Agreement by the stockholders of SPAC and Greenstone, the satisfaction of the $ 25 million minimum cash amount following redemptions by SPAC’s public stockholders and the receipt of certain regulatory approvals ; (iv) market risks, including the price of gold ; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement ; (vi) the effect of the announcement or pendency of the Proposed Business Combination on Greenstone’s business relationships, performance, and business generally ; (vii) risks that the Proposed Business Combination disrupts current plans of Greenstone and potential difficulties in its employee retention as a result of the Proposed Business Combination ; (viii) the outcome of any legal proceedings that may be instituted against Greenstone or SPAC related to the Business Combination Agreement or the Proposed Business Combination ; (ix) failure to realize the anticipated benefits of the Proposed Business Combination ; (x) the inability to maintain the listing of SPAC’s securities or to meet listing requirements and maintain the listing of PubCo’s securities on the Nasdaq ; (xi) the risk that the price of PubCo’s securities may be volatile due to a variety of factors, including changes in the highly competitive industries in which Greenstone plans to operate, variations in performance across competitors, changes in laws, regulations, technologies, natural disasters or health epidemics/pandemics, national security tensions, and macro - economic and social environments affecting its business, and changes in the combined capital structure ; (xii) the inability to implement business plans, forecasts, and other expectations after the completion of the Proposed Business Combination, identify and realize additional opportunities, and manage its growth and expanding operations ; (xiii) the risk that Greenstone may not be able to successfully develop its assets, including expanding the How mine, restarting and expanding its other mines in Zimbabwe or developing its exploration permits in the DRC ; (xiv) the risk that Greenstone will be unable to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all ; (xv) political and social risks of operating in Zimbabwe and the DRC ; (xvi) the operational hazards and risks that Greenstone faces ; and (xvii) the risk that additional financing in connection with the Proposed Business Combination may not be raised on favorable terms, in a sufficient amount to satisfy the $ 25 million (post - redemptions) minimum cash amount condition to the Business Combination Agreement, or at all . The foregoing list is not exhaustive, and there may be additional risks that neither SPAC nor Greenstone presently know or that SPAC and Greenstone believe are immaterial . You should carefully consider the foregoing factors, any other factors discussed in this Presentation and the other risks and uncertainties described in the “Risk Factors” section of SPAC’s Annual Report on Form 10 - K for the year ended December 31 , 2023 , which was filed with the SEC on March 29 , 2024 , the risks to be described in the Registration Statement, and those discussed and identified in filings made with the SEC by SPAC and PubCo from time to time . Greenstone and SPAC caution you against placing undue reliance on forward - looking statements, which reflect current beliefs and are based on information currently available as of the date a forward - looking statement is made . Forward - looking statements set forth in this Presentation speak only as of the date of this Presentation . None of Greenstone, SPAC, or PubCo undertakes any obligation to revise forward - looking statements to reflect future events, changes in circumstances, or changes in beliefs . In the event that any forward - looking statement is updated, no inference should be made that Greenstone, SPAC, or PubCo will make additional updates with respect to that statement, related matters, or any other forward - looking statements . Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward - looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Proposed Business Combination, in SPAC’s or PubCo’s public filings with the SEC, which are or will be (as appropriate) accessible at www . sec . gov, and which you are advised to review carefully .

Disclaimer Continued 4 DISCLAIMER Use of Projections This Presentation contains projected financial information with respect to Greenstone . Such projected financial information constitutes forward - looking information, is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results . The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties . See also “Forward - Looking Statements” above . Actual results may differ materially from the results contemplated by the financial forecast information contained in this Presentation and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such forecasts will be achieved . None of the Company, SPAC or PubCo intends to or undertakes any obligation to update or otherwise revise the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projected financial information are no longer valid . Accordingly, they should not be viewed as "guidance" of any sort . Financial Information ; Non - IFRS Financial Terms Certain company financial information and data contained this Presentation is unaudited and does not conform to requirements promulgated by the SEC (including Regulation S - X) . Accordingly, such information and data may not be included in, may be adjusted in, or maybe presented differently in, any proxy statement/prospectus or registration statement or other report or document to be filed or furnished by SPAC or PubCo with the SEC, including the Registration Statement . Furthermore, some of the financial information and data contained in this Presentation, such as all - in sustaining costs (“AISC”) per ounce, C 1 Cost per ounce, and Adjusted EBITDA, have not been prepared in accordance with International Financial Reporting Standards (“IFRS”) . Definitions of such non - IFRS measures are included on Slide 37 of this Presentation . An investor should not consider these items in isolation or as alternatives to cost of sales, production cost, or any other measure of financial performance presented in accordance with IFRS or as an indicator of Greenstone’s performance . Greenstone, Namib Minerals and SPAC believe these non - IFRS measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Greenstone’s financial condition and results of operations . Greenstone’s management uses these non - IFRS measures for trend analyses and for budgeting and planning purposes . Greenstone, Namib Minerals and SPAC believe that the use of these non - IFRS financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Greenstone’s financial measures with other similar companies, many of which present similar non - IFRS financial measures to investors . Management of Greenstone does not consider these non - IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS . The principal limitation of these non - IFRS financial measures is that they exclude significant expenses and income that are required by IFRS to be recorded in Greenstone’s financial statements . In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income are excluded or included in determining these non - IFRS financial measures . You should not rely on any single financial measure to evaluate Greenstone’s business . A reconciliation of non - IFRS financial measures used in this Presentation to the most directly comparable IFRS financial measures is included on slide 37 with respect to historical financial information but is not included with respect to forecasted financial information, because, without unreasonable effort, Greenstone is unable to predict with reasonable certainty the amount or timing of non - IFRS adjustments that are used to calculate these Non - IFRS financial measures . Cautionary Note Regarding Mineral Resources and Mineral Reserves Estimates of "measured", "indicated" and "inferred" mineral resources as well as "proven" and "probable" mineral reserves shown in this Presentation are defined in Subpart 1300 of Regulation S - K promulgated by the SEC ("S - K 1300 ") . Please see Slide 34 for more information . The estimation of measured resources and indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable mineral reserves . The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources . Investors are cautioned not to assume that any or all of the mineral resources are economically or legally mineable or that these mineral resources will ever be converted into mineral reserves . You are cautioned that mineral resources do not have demonstrated economic viability . Important Information for Investors and Shareholders In connection with the Proposed Business Combination, PubCo intends to file with the SEC the Registration Statement, which will include a prospectus with respect to PubCo’s securities to be issued in connection with the Proposed Business Combination and a proxy statement to be distributed to holders of SPAC’s common stock in connection with SPAC’s solicitation of proxies for the vote by SPAC’s stockholders with respect to the Proposed Business Combination and other matters to be described in the Registration Statement (the “Proxy Statement”) . After the SEC declares the Registration Statement effective, SPAC plans to file the definitive Proxy Statement with the SEC and to mail copies to stockholders of SPAC as of a record date to be established for voting on the Proposed Business Combination . This Presentation does not contain all the information that should be considered concerning the Proposed Business Combination and is not a substitute for the Registration Statement, Proxy Statement or for any other document that PubCo or SPAC may file with the SEC . Before making any investment or voting decision, investors and security holders of SPAC, PubCo and Greenstone are urged to read the Registration Statement and the Proxy Statement, and any amendments or supplements thereto, as well as all other relevant materials filed or that will be filed with the SEC in connection with the Proposed Business Combination as they become available because they will contain important information about, Greenstone, SPAC, PubCo and the Proposed Business Combination . Investors and security holders will be able to obtain free copies of the Registration Statement, the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by PubCo and SPAC through the website maintained by the SEC at www . sec . gov . In addition, the documents filed by PubCo and SPAC may be obtained free of charge from SPAC’s website at hennessycapllc . com or by directing a request to Nicholas Geeza , Chief Financial Officer, PO Box 1036 , 195 US Hwy 50 , Suite 309 , Zephyr Cove, NV 89448 ; Tel : (307) 734 - 4849 . The information contained on, or that may be accessed through, the websites referenced in this Presentation is not incorporated by reference into, and is not a part of, this Presentation .

MISSION Create safe , sustainable and profitable mining operations and be responsible members of our local communities. W e intend to become the leading Pan - African precious metals and critical metals platform.

Namib Minerals Snapshot

Established, well-known African gold producer	Produced ~589koz (2012-2023)[1]
Proven management team with operational & developmental success	Operating in Zimbabwe since 2002
Producing Positive Cash Flow	2023 Revenue: $65M[3] 2023 Adj. EBITDA: $20M[4]
One producing asset, two development assets	S-K 1300 Global Underground Resource: 4.1Moz @ 3.70 g/t Au[2]
Well positioned to unlock significant shareholder value as a multi-asset producer in Africa	Preparation works & Feasibility Studies underway on two assets
Exceeds international safety standards: Certified to ISO Standards[5]	0.86 Lost Time Injury Frequency Rate in 2023 (LTIFR)[6]



WELCOME TO 16 LEVEL
HOW MINE SAFETY CREED

NAMIB MINERALS









(1) Source: Internal historical production numbers aligning with the How Mine S-K 1300 Technical Report Summary, August 2024; Mazowe Mine S-K 1300 Technical Report Summary, August 2024; Redwing Mine S-K 1300 Technical Report Summary August 2024.
(2) Source: How Mine S-K 1300 Technical Report Summary, August 2024, exclusive of all Reserves (Underground Reserves of 64koz @ 2.39 g/t and Surface Reserves of 23koz @ 0.88 g/t) and Inferred Sands (Resource of 213koz @ 0.60 g/t Au). Mazowe Mine S-K 1300 Technical Report Summary, August 2024. Redwing Mine S-K 1300 Technical Report Summary August 2024.
(3) Source: Audited financial statements and notes of Greenstone Corporation as of and for the year ended December 31, 2023.
(4) Source: Non-IFRS measures, which should not be considered in isolation or as a substitute for IFRS measures. Please see slide 37 for definitions of each and a reconciliation of each to the most comparable IFRS measures.
(5) Source: Unaudited Greenstone 2023 Annual Report, Recertification achieved on all three international standards-based management systems; ISO 14001 of 2015: Environmental Management Systems (EMS), ISO 9001 of 2015: Quality Management Systems (QMS) and ISO 45001 of 2018: Occupational Safety and Health Management Systems (OHSMS).
(6) Source: How Mine internal management safety reporting.

6

Presenters

Namib Minerals Leadership Team



Ibrahima Tall
CEO & Director

- Ibrahima began his mining career at the Kiniero Gold Mine in Guinea, a JV between Managem and Semafo, where he advanced to the Assistant Managing Director role, a pivotal role in increasing the mine output 25kozpa to 55kozpa.
- In 2005, contributing to the development of Semafo's Samira Hill mine in Niger, correcting stability issues and training technical personnel.
- From 2007 to 2018, shifted to the Mana project in Burkina Faso for starting the mining operations and building the mining infrastructure and technical service team serving as the Technical Services Manager. Pivotal role in expanding the company's operations from 75kozpa in 2008 to 255kozpa through 3 plant expansion processes, beating production guidance for more than 10 years in a row.
- In 2020, Endeavour Mining (TSX:EDV) acquired Semafo for ~US$735M.
- Joined Greenstone and its predecessor companies in January 2019 as Chief Operating Officer, has served as Chief Executive Officer since June 2022, and has been in charge of restructuring operations & driving efficiency enhancements.



Tulani Sikwila
CFO & Director

- Will serve as a Director and the Chief Financial Officer of Namib Minerals.
- 20 years of operational, accounting and finance expertise with 19+ years of experience at Greenstone and its predecessor companies, including roles as Chief Financial Officer and Director.
- Responsible for the company's investment management, corporate finance, tax and compliance functions.



Sphesihle Mchunu
General Counsel

- Strong experience in corporate law with a specific focus on renewable energy, construction, and mining.
- Served as Associate at Hogan Lovells. 10 years of experience with a focus in energy, infrastructure, and mining.

HENNESSY CAPITAL | 10 YEARS



Leading SPAC Sponsor

- Hennessy Capital Investment Corp. VI is led by Chairman & CEO Daniel Hennessy.
- Investment thesis centered around efficient and sustainable gold production led by world-class team.
- Hennessy Capital team visited mines alongside team of consultants in April/May 2024.

7

Asset Overview 4.1Moz @ 3.70 g/t Au (1)(3)(4) Global Underground Resource: Measured, Indicated, & Inferred (6) How Mine (HM) Zimbabwe Underground Mine • Underground Resource Estimate: 329koz Au @ 2.51 g/t Au (2) • Underground Reserve Estimate: 64koz @ 2.39 g/t Au (2) • 2024E Production: 33koz (2) Mazowe Mine (MM) Zimbabwe Underground Mine • Resource Estimate: 1.21Moz Au @ 8.42 g/t Au (3) • Historical Producer Redwing Mine (RM) Zimbabwe Underground Mine • Resource Estimate: 2.52Moz Au @ 3.07 g/t Au (4) • Historical Producer Cu & Co Opportunities (5) DRC • 13 prospective exploration licenses located in the DRC • Proximity to Kamoa - Kakula mine (Ivanhoe Mines & Zijin Mining) (1) Source: How Mine S - K 1300 Technical Report Summary, August 2024, exclusive of all Reserves (Underground Reserves of 64koz @ 2.39 g/t and Surface Reserves of 23koz @ 0.88 g/t) and Inferred Sands (Resource of 213koz @ 0.60 g/t Au). (2) Source: How Mine S - K 1300 Technical Report Summary, August 2024. (3) Source: Mazowe Mine S - K 1300 Technical Report Summary, August 2024. (4) Source: Redwing Mine S - K 1300 Technical Report Summary August 2024. (5) Note: The holder of these exploration permits has given Greenstone four years of exclusivity to explore mining possibilities und er these permits, and has agreed to enter into a joint venture, of which Greenstone would have a 50% interest, following feas ibi lity studies and in connection with conversion of these exploration licenses to exploitation licenses. (6) Please refer Slide 34 for definitions of certain mining terms. 8 Currently in Production Preparing to Begin Restart Preparing to Begin Restart Namib Minerals' portfolio consists of multiple advanced gold assets, along with 13 prospective Cobalt & Copper exploration licenses

0 1,000 2,000 3,000 0 0.5 1 1.5 2 2.5 3 3.5 4 4.5 Enterprise Value (US$M) Grade (g/t) 8,000 (1) Source: How Mine S - K 1300 Technical Report Summary, August 2024, exclusive of all Reserves (Underground Reserves of 64koz @ 2.39 g/t and Surface Reserves of 23koz @ 0.88 g/t) and Inferred Sands (Resource of 213koz @ 0.60 g/t Au). Mazowe Mine S - K 1300 Techn ical Report Summary, August 2024. Redwing Mine S - K 1300 Technical Report Summary August 2024. (2) Source: As of September 16, 2024, company reports, presentations, Pitchbook EV data (September 16, 2024). Namib Minerals vs. African Producing Peers Namib Minerals has an exceptionally high - grade resource compared to its peer group. Resource of 4.1Moz @ 3.70 g/t Au (1) . Bubble Size = Contained Ounces Au 9 CEE CN PRU AU WAF AU AAUC CN GAU US RBX CN ORE CN ASE CN CMCL US EDV CN Endeavour Mining Plc (2) EDV CN Perseus Mining ltd (2) PRU AU Centamin Plc (2) CEE CN West African Resources Ltd (2) WAF AU Orezone Gold Corp. (2) ORE CN Robex Resources Inc (2) RBX CN Allied Gold Corp. (2) AAUC CN Galiano Gold Inc. (2) GAU US Asante Gold Corp. (2) ASE CN Caledonia Mining Ltd (2) CMCL US (1)

Why Invest in Zimbabwe and Why Now?

Infrastructure in Place

- Extensive road & railway network.
- National grid connectivity for mines.
- Significant investment from UN Sustainable Development Goals & private investors in renewable energy and sustainable development.[1]

Proven Mining Jurisdiction[4]

- In 2022, the mining sector accounted for 12% of GDP.
- Over 4,000 documented mineral deposits in Zimbabwe.
- Active mining in gold, copper, lithium, nickel, coal & platinum group metals.
- Specialized mining training institutes to boost local talents.

Mining's Impact on Zimbabwe[5]

Foreign Direct Investment:	**73%**
Exports:	**83%**
Government Revenues:	**19%**
Formal Employment:	**2%**
Individual Incomes:	**11%**

Supportive Legislation[2][3][4]

- Realignment of legislation to encourage foreign direct investment.
- The Zimbabwe government allocated US$364M to create a conducive environment for mining.
- President of Zimbabwe has set forth a US$12B mining sector revenue goal.
- In May 2023, President of Zimbabwe launched the Responsible Mining Initiative to combat illegal mining activities in Zimbabwe.
- The government of Zimbabwe grants priority power supply to the mining sector to boost production and exports.
- Acquisition of special mining lease ("SML") allows producers to make direct exports of gold at spot prices.[6]
- Zimbabwe legal requirements for a SML mandates a minimum US$100M investment and stipulates that the produced output must be designated for export.

Companies Operating in Zimbabwe

- Impala Platinum Holdings Limited (Implats)
- Delta Corporation Limited
- Nestle
- Old Mutual
- Econet Wireless Zimbabwe
- Stanbic Bank
- Unilever
- Anglo American Plc
- Caledonia Mining Corporation Plc
- Northern Tobacco
- Ecobank
- Tongaat Hulett
- British American Tobacco

(1) Source: 45 Million Dollar Renewable Energy Programme for Zimbabwe Approved, January 13, 2022. Unesco.org.
(2) Source: Government allocates ZW$132.7 billion to the Ministry of Mines, December 1, 2023. miningzimbabwe.com.
(3) Source: Mnangagwa Launches Responsible Mining Initiative, May 12, 2023. miningzimbabwe.com.
(4) Source: Why Zimbabwe's Mining Sector. Zidainvest.com.
(5) Source: Zimbabwe: 'Zim Will Not Relent On Growing Mining Returns', The Herald 14 June 2024, allAfrica.com
(6) Namib Minerals does not currently possess a Special Mining Lease ("SML").

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2002 - 2006 2007-2008 2009 - 2012 2013 2014 - 2018 2019 - 2023 2024 & Onwards Historical Production Profile Recognized as one of Zimbabwe’s largest gold producers 11 One of the largest producer in Zimbabwe with avg. annual production of Au oz at ~92koz Hyperinflation in Zimbabwe led to an economic downturn and production halt Mining operations recommence post - economic downturn Production from 2010 nearly doubles In 2016 - 2017, corporate restructuring occurred. In 2018 & 2019, MM and RM were placed on care and maintenance due to economic challenges (1) Production from HM only HM continues to produce; Preparing to restart MM & RM (3) (1) Note: Please refer to slide 33 in the Appendix. (2) Note: For each range of years, the average yearly production rate is stated. (3) Note: Please refer to MM & RM Illustrative Development Timeline on slide 19. (4) Source: How Mine S - K 1300 Technical Report Summary August 2024. Average Annual Gold Production (Ounces) (2) 92,093 35,936 38,334 53,316 62,272 30,276 33,294 (4) 0 20,000 40,000 60,000 80,000 100,000 2002-2006 2007-2008 2009-2012 2013 2014-2018 2019-2023 2024F

How Mine (HM) Operation - 200 400 600 800 0 20,000 40,000 60,000 80,000 2002 2006 2010 2014 2018 2022 Tonnes Milled (Thousands) Ounces Produced Ounces Tonnes Milled Historical Production (2002 – 2023) HM Highlights: • Since 1941 - 2023, HM has produced over 1.78Moz as of December 2023 . Acquired by Greenstone’s predecessor in 2002. • Producing asset with a current milling capacity of 470ktpa . • Near - surface and down - shaft exploration targets to increase the resource base. • Access to national utilities including power and water. • Safety Certifications: HM achieved and maintains ISO Certified Standards for ISO 14001, ISO 9001 and OHSMS 45001. (1) 12 HM is an operating gold mine generating significant cash flow (1) Source: Unaudited Namib Minerals 2023 Annual Report, Recertification achieved on all three international standards - based managem ent systems; ISO 14001 of 2015: Environmental Management Systems (EMS), ISO 9001 of 2015: Quality Management Systems (QMS) an d ISO 45001 of 2018: Occupational Safety and Health Management Systems (OHSMS). Source: How Mine S - K 1300 Technical Report Summary August 2024.

How Mine (HM) (1) Source: How Mine S - K 1300 Technical Report Summary August 2024, excludes Inferred Sands Resource of 213koz @ 0.60 g/t Au and Pro bable Surface Reserves of 23koz @ 0.88 g/t Au.  Current Mine Development & Infrastructure • Consistent monthly drilling target achieved during 2023 & H1 2024, all within budget. • Served by two vertical shafts from surface (North & Main shafts and one internal shaft) (16N7 Shaft from 16 Level down to 33 Level). • Contract negotiations are underway for solar power integration. Underground Resources: Underground Reserves: • Exploration Upside with multiple targets down - shaft and on surface. Produced a total of 33,714 ounces of gold in 2023 (1) How Mine Underground Resource (excluding Reserves) (1) Au Metal (koz) Au Grade (g/t) Tonnage (Mt) Category 147 2.21 2.07 Measured & Indicated 182 2.82 2.01 Inferred 329 2.51 4.08 Total 13 Underground production & resource model of HM How Mine Underground Reserves (1) Au Metal (koz) Au Grade (g/t) Tonnage (kt) Category 29 2.35 390 Proved 35 2.42 450 Probable 64 2.39 840 Total

Mazowe Mine (MM) Historical Production • From 1962 - 2018, MM produced 1.36Moz. Resource • Significant exploration potential. Location • MM is in the Mazowe District, ~50km North of Harare (the capital and commercial hub of Zimbabwe). Infrastructure • Access to national utilities including power and water. Mine Status • Ore is planned to be processed in a single plant with conventional crushing and milling, along with a carbon - in - leach facility. • Feasibility Studies and preparations to begin restart are underway. 0 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 0 10,000 20,000 30,000 40,000 50,000 60,000 2002 2006 2010 2014 2018 Tonnes Milled Ounces Produced Ounces Produced Tonnes Milled 14 (1) Note: Please refer to MM & RM Illustrative Development Timeline on slide 19. (2) Source: Mazowe Mine S - K 1300 Technical Report Summary August 2024. MM is a past gold producer, with aim to recommence production in 18 - 24 months upon receipt of project financing (1) Historical Production (2002 – 2018) S - K 1300 Resource Estimate (2) : 1.21Moz @ 8.42 g/t Au

15 MM Potential Resource Growth S Canbrae South FW drilling targeting southern extension of the Mazowe reefs Targeting strike extensions of Bojum , Nucleus reefs Targeting down dip continuity of Birthday reef below 30 level Ogilvy North drilling targeting northern extension of the Mazowe reefs Targeting down dip continuity of Connaught, Bucks & Nucleus reefs below 30 level Targeting down dip continuity of Flowing Bowl & SOS reefs below 8 level Targeting down dip continuity of Bucks FW reefs below 14 level • Source: Mazowe Mine S - K 1300 Technical Report Summary August 2024, Figure 13.2 MGM Layout, and internal targets for potential re source growth.

Historical Production • From 1981 – 2019, RM produced 0.65Moz. Resource • Significant exploration potential. Location • RM is located ~20km North - Northeast of Mutare , Zimbabwe. Infrastructure • Access to national utilities including power and water. Mine Status • Ore is planned to be processed in a single plant with conventional crushing and milling, along with a carbon - in - leach facility. • Feasibility Studies and preparations to begin restart are underway. Redwing Mine (RM) 0 50,000 100,000 150,000 200,000 250,000 300,000 350,000 - 5,000 10,000 15,000 20,000 25,000 30,000 35,000 2002 2006 2010 2014 2018 Tonnes Milled Ounces Produced Ounces Produced Tonnes Milled Historical Production (2002 – 2019) 16 RM is a past gold producer, with management aiming to recommence production in 18 - 24 months upon receipt of project financing (1) (1) Note: Please refer to MM & RM Illustrative Development Timeline on slide 19. (2) Source: Redwing Mine S - K 1300 Technical Report Summary August 2024. S - K 1300 Resource Estimate (2) : 2.52Moz @ 3.07 g/t Au

RM Potential Resource Growth



S
195 & Kent Reefs down-dip extension – 4L to 10L
650 Incline Shaft
Redwing South Shaft
Oldwest No.2 Shaft
Oldwest No.1 Shaft
Iona Shaft
7 Level
6 Level
8 Level
10 Level
Redwing Main Shaft
16 Level
460 Subvertical Shaft
Internal B Shaft
Rezende Circular Shaft
Bromley & Doorstep Reefs down-dip extensions -6L to 16L
Kent Reef down-dip and along strike extension – 10L to 25L
Rezende Reef Testing of down-dip extension – 22L to 25L.
Village Reef down-dip extension – 16L to 25L
Felsite Ore-Body down-dip extension – 18L to 25L
Surface Topo
Felsite Reserves/Resource Wireframe
Quartz Reef Reserves/Resource Wireframe
Shaft System
Levels
As Mined Stope and Development

17

- Source: Redwing Mine S-K 1300 Technical Report Summary August 2024, Figure 13.1 RGM Layout, and internal targets for potential resource growth.

Namib Minerals’ 2023 Achievements Management reports show HM currently on track to outperform 2024 management budgets (1) 18 2023 average spot gold price: US$1,941/oz (4) (1) Source: Unaudited, unreviewed management budgets regarding Au produced, AISC/oz, C1 Cost/oz, Gross Revenue and Adjusted EBITD A. (2) Source: Audited financial statements and notes of Greenstone Corporation as of and for the year ended December 31, 2023. (3) Source: Non - IFRS measures, which should not be considered in isolation or as a substitute for IFRS measures. Please see slide 37 for definitions of each and a reconciliation of each to the most comparable IFRS measures. (4) Source: World Gold Council, Gold Demand Trends Full Year 2023. 2023 Actual HM Operations 450kt (2) Tonnes Milled 2.60 g/t Au (2) Grade 33.7koz (2) Au Production US$1,403/oz (3) AISC/oz US$1,181/oz (3) C1 Cost/oz 2023 Actual Namib Minerals Financials US$65M (2) Gross Revenue US$20M (3) Adjusted EBITDA

MM & RM Illustrative Development Timeline

Transaction expected to provide gross proceeds of up to ~$100M through a PIPE and cash remaining in SPAC's trust account to be used for the Exploration, Feasibility Studies, and a portion of the Construction/Development, as well as working capital

MM Restart Timeline	2024	2025	2026	2027
Exploration	Continuous exploration to expand resource estimate			
Feasibility Studies	Feasibility studies currently underway			
Construction / Development	Dewater Mine	Modelling & design, surface development, continue dewatering mine, upgrade of hoists, 55ktpm plant construction, UG development, TSF construction		
Infrastructure Upgrades		Water upgrades, power upgrades, compressed air upgrades, on-mine upgrades		
EIA & Studies		Environmental impact assessment, further studies		

RM Restart Timeline	2024	2025	2026	2027
Exploration	Continuous exploration to expand resource estimate			
Feasibility Studies	Feasibility studies currently underway			
Construction / Development		Modelling & design, surface development, mine re-equipping, upgrade of hoists, construction of a new 150ktpm processing plant, dewater mine, UG development, TSF construction, sink new shaft, U/G development		
Infrastructure Upgrades		Water upgrades, power upgrades, compressed air upgrades, on-mine upgrades		
EIA & Studies		Environmental impact assessment, further studies		

Note: The timeline summarizes only certain key workstreams, and additional matters, such as obtaining are certain permits, will be required to support commercial production. The projected timelines and development priorities are solely illustrative and subject to many risk and uncertainties, which may cause actual results to differ materially from those presented on this slide. See "Forward Looking Statements" on slide 3.
Note: See Slide 26 for more information on the Proposed Business Combination.

19

Namib Minerals DRC Opportunity DRC Copper Exploration Kamoa - Kakula Copper Complex Democratic Republic of the Congo Location • Located in the Haut Katanga and Lualaba Provinces, in the Democratic Republic of the Congo ("DRC") spanning a total area of 205km 2 . • Located near Ivanhoe & Zijin’s Kamoa - Kakula Copper Complex, one of the world’s largest copper operations. (1) Mine Strategy • Work has started across 13 granted exploration permits. • Six initial holes have been drilled identifying Copper & Cobalt potential. • Current drilling has identified Copper mineralization in intervals up to 3.28% Copper within 150m of surface; follow up step - out drilling will test further mineralization. • Utilize cash flows to further develop DRC copper projects. Permits • Namib Minerals granted 4 years of exclusivity over the exploration permits. • The expected receipt of a favorable feasibility study and conversion of the exploration permits into exploitation permits, Namib Minerals and the holder of the exploration permits expect to establish an operating joint venture, of which Namib Minerals would hold 50%. Namib Minerals is taking steps to become a multi - jurisdiction & battery metals mining company through the development of its DRC assets 20 Source: Internal management data. (1) Source: Ivanhoe Mines Kamoa - Kakula Copper Complex.

Near-Term Growth Path

Existing Production	MM & RM Restart[2]	DRC Expansion
HM's **strong cash flow** profile to support new project development	**Investment** to support RM & MM restart	**Full production** ramp up to support DRC expansion
Producing at **HM**	**Feasibility Studies**	Zimbabwe assets' cash flow to fund further **exploration & development** of the DRC assets
33,714 ounces of gold produced in 2023[1]	**Mine Development and Infrastructure Works**	Unlocks **battery metal potential** and creates a multi-asset & jurisdiction portfolio
Currently **generating cash flow**	**Preparation to begin restart underway**	

Target Criteria for 2024[1]	Target Criteria	Target Criteria
Target Au Production: 33kozpa **Estimated Target AISC: US$1,484/oz** **Estimated Grade: 2.42 g/t**	**Reliant upon a successful financing to create a multi-asset gold company**	**Identify significant battery metals resource to create a multi-asset portfolio**

Target Production & Strategy

Multi-Asset, Jurisdiction & Metal Portfolio in Africa

(1) Source: How Mine S-K 1300 Technical Report Summary August 2024. Grade and Target Au Production from Table 18.3 (HGM Key operating physicals and costs – see slide 35 & AISC from Table 19.2 HGM cashflow analysis (Scenario 1: Total mining inventory (PP+MII) see slide 36).
(2) Note: Please refer to MM & RM Illustrative Development Timeline on slide 19.

21

Deeply Committed to Safety 7 Element Safety Plan Namib Minerals achieved a LTIFR of 0.86 in 2023 (1) , outperforming the benchmark set by the National Social Security Authority and Chamber of Mines of Zimbabwe of 1.00 (2) Committed to a Zero Harm Goal SHEQ (Safety, Health, Environment and Quality) initiative 3 basic management systems under SHEQ are certified to ISO Standards Environmental Management System, Occupational Health & Safety System, and Quality Management System are aligned with Namib Minerals' goal of pursuing a zero - harm environment (3) Business Excellence Management System Emergency Preparedness Training Environment Primary Health Care Medical Examinations Occupational Health 22 (1) Source: How Mine internal management safety reporting. (2) Source: National Social Security Authority & Chamber of Mines of Zimbabwe benchmark of 1.00. (3) Source: Unaudited Namib Minerals 2023 Annual Report, Recertification achieved on all three international standards - based managem ent systems; ISO 14001 of 2015:Environmental Management Systems (EMS), ISO 9001 of 2015: Quality Management Systems (QMS) and ISO 45001 of 2018: Occupational Safety and Health Management Sy ste ms (OHSMS).

Namib Minerals has an established track record of investing in its employees and maintaining its social upliftment mission Healthcare Provided free health care to local surrounding communities Rapid Response Force Proto team emergency response to surrounding communities' calls Investing In The Local Community Zimbabwe School of Mines national and community events Contribution to Hospitals Provided blankets, wheelchairs, medical equipment, and conducted renovations at nearby hospitals Corporate Social Investments Education Improved STEM education by constructing an A - level block at a local high school and outfitting an IT lab Since inception, Namib Minerals has put its community first with a collective growth mission to generate community development 23

Investment Summary Established and well - known African gold producer Strong community engagement & reputation Established and well - known African Gold producer Identified pathway to return as a multi - asset producer in Africa Established and well - known African Gold producer High - grade, low - cost producer Established and well - known African Gold producer Established management with operational & developmental success Well positioned to unlock significant value for shareholders 24

Transaction Overview 25

Transaction Overview

Transaction Highlights

Deal Structure

- Existing Namib Minerals shareholders rolling 100% of their equity and will own a pro forma equity ownership of 72.6%

Valuation

- Transaction implies $609M pro forma enterprise value
  - Implied pre-money enterprise value of $500M[1]
  - Additional 30.0M operational milestone based earnout shares available to existing shareholders

Financing

- Transaction expected to provide gross proceeds of up to approximately $100M through a PIPE and cash remaining in SPAC's trust account[2]

Implied Sources & Uses[3]

Sources	($M)	Uses	($M)
Namib Minerals Rollover Equity	500	Equity to Namib Minerals Shareholders	$500
SPAC Cash in Trust / PIPE[2][6]	100	Cash to Namib Minerals Balance Sheet	80
		Estimated Transaction Expenses	20
Total	**$600**	**Total**	**$600**

Pro Forma Valuation[3]

PF Shares Outstanding (M)[4]	68.9
Share Price ($)	$10.00
PF Equity Value ($M)	**$689**
(+) PF Debt ($M)	$0.0
(-) PF Cash ($M)	($80)
PF Enterprise Value ($M)[5]	**$609**

Illustrative Pro Forma Ownership[3][7]

		% Own.
1	Namib Minerals Rollover Equity[3]	72.6%
2	SPAC Public Shareholders / PIPE Investors[8]	14.5%
3	SPAC Sponsor and Anchor Investors[9]	12.9%



Pro Forma Ownership
1
2
3

Assumptions:

1. Pre-money equity value excludes 30.0M company earnout shares. Additional earnout shares available to existing shareholders include 5.0M shares each for milestones associated with the Mazowe Mine and Redwing Mine; 20.0M shares issued for milestones associated with projects in the DRC.
2. Greenstone expects to raise up to $30M as part of a common equity interim financing; all such financing is expected to be used prior to the closing of the Proposed Business Combination
3. Charts and tables do not include 11.4 public, 7.2 private outstanding warrants (strike price of $11.50 or 15% out-of-the money), Company Earnout Shares of 30 million shares (see slide 27), 2.0 million of Sponsor Earnout Shares, shares that will be issuable under the Equity Incentive Plan or other dilutive issuances
4. 68.9M pro forma shares outstanding valued at $10.00 per share
5. $0.0M in net debt on balance sheet prior to transaction
6. 100% of cash in trust is subject to redemption by SPAC public shareholders
7. Pro forma ownership will be in a newly formed entity
8. Assumes PIPE securities to be issued are common shares
9. Reflects forfeiture of ~1.4 million founder shares; excludes 2.0 million shares subject to potential forfeiture if certain share price targets are not satisfied; includes approximately 0.9 million newly issued shares; a portion of the SPAC Sponsor's shares will be transferred to the SPAC's Anchor Investors and other third-parties in connection with the closing of the business combination

26

27 Earnout Structure Highly Aligned Incentive Structure Underpinned by High Equity Value Creation Events Earnout Structure • Earnout ensures stakeholders are aligned to maximize value for all parties • Company will receive value for future mines as they come online • 30.0M shares earnout ($300M value) with an 8 - year term Tranche 2 — Successful Rollout of Other Mines • Value creation in the Democratic Republic of the Congo ( DRC) • 10.0M shares issued on a straight - line basis for each $1.0B of Net Present Value identified in a 3rd party S - K 1300 compliant BFS Tranche 1 — Successful Rollout of Gold Mines • 5.0 M shares each for the successful rollout of Mazowe mine and Redwing mine • 1.0M shares for producing an S - K 1300 compliant Bankable Feasibility Study (BFS) • 4.0M shares for reaching commercial production

Namib (1) vs. Peer African Gold Assets (2) 28 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 8.0 9.0 0 5 10 15 20 25 30 Mazowe Obuasi Yaramoko Loulo Boungou Wassa Nyanzaga Kibali Redwing Kouroussa Seguela Japa How Syama Imbo Bibiani Mana Tongon Ahafo Yanfolila Oko West Akyem Ikkari Lafigue Sabodala-Massawa Diamba Sud Damang Wahgnion Kurmuk Hounde Chirano Kalana Ity Sissingue Yaoure Buckreef Sanutura Mako Asanko Iduapriem Tasiast Dugbe Kouri Fekola MeyasSand Doropo Douta Essakane Napie Kinero Edikan Twin Hills Tarkwa Siguiri Tower Gold Abujar Fenn-Gib Kiaka Kobada Bombore Kone Grade (g/t) Au Contained Ounces Au ( Moz ) Total Contained Gold (Moz) Total Resource Grade (g/t) (1) Source: How Mine S - K 1300 Technical Report Summary, August 2024, exclusive of all Reserves (Underground Reserves of 64koz @ 2.39 g/t and Surface Reserves of 23koz @ 0.88 g/t) and Inferred Sands (Resource of 213koz @ 0.60 g/t Au). Mazowe Mine S - K 1300 Technical Report Summary, August 2024. Redwing Mine S - K 1300 Technical Report Summary August 2024. (2) Source: As of September 16, 2024, company reports, presentations, Bloomberg data. Note: Figures may vary due to rounding, please refer to each project report for more information.

Risk Factors 29

Namib Minerals Risk Factors

Risks Related to Greenstone

- Greenstone entered into a share purchase agreement (the "SPA") on June 17, 2024 pursuant to which it purchased the parent company that holds the Mazowe, Redwing, and How Mines from Metallon Corporation Limited ("Metallon"), a U.K. company currently undergoing insolvency proceeding overseen by a U.K. administrator. Under the SPA, certain Greenstone shareholders (the "Guarantors") are obligated to pay certain cash sums to Metallon, which to date have not been paid, and are obligated to indemnify Metallon, the U.K. administrator, and Greenstone for any claims brought against them in connection with the SPA, including for failure to pay such cash sums. Although the SPA has been consummated and is not conditioned on such payment or the satisfaction of such indemnification obligations, Greenstone's purchase of the Mazowe Mine, the Redwing Mine, and the How Mine may be subject to potential claims if the Guarantors' fail to satisfy their indemnification obligations.
- We are subject to risks related to the development of existing and new mining projects that may adversely affect our results of operations and profitability.
- We will require significant additional capital to fund our business, including to restart the Mazowe and Redwing Mines, and no assurance can be given that such capital will be available at all or available on terms acceptable to us.
- Our Mineral Resource and Mineral Reserve estimates may be materially different from mineral quantities we may ultimately recover, our life-of-mine estimates may prove inaccurate and changes in operating and capital costs may render mineral resources uneconomic to mine.
- Our ability to replenish Mineral Reserves is subject to uncertainty and risks inherent in exploration, pre-feasibility and feasibility studies, and other project evaluation activities as well as competition.
- Mining is inherently hazardous and the related risks of disruptions to our mining operations may adversely impact our workers or the local community and our business.
- Theft of the mineral concentrate, final metals and production inputs may occur. These activities are difficult to control, can disrupt our business and can expose us to liability.
- The assets and operations of Greenstone are subject to political, economic and other uncertainties as a result of being located in Zimbabwe and the DRC.
- Investor perceptions of risks in developing countries or emerging markets, including in Zimbabwe and the DRC, could reduce investor appetite for investments Greenstone's securities.
- Fluctuating foreign currency and exchange rates as well as Zimbabwean exchange controls may negatively impact our business, results of operations, and financial position.
- We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, identify additional material weaknesses in the future, or otherwise fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud.
- The price of gold is subject to volatility and may have a significant effect on our future activities and profitability.
- We cannot guarantee that there will not be an increase in input costs affecting our results of operations and financial performance.
- Our operations are vulnerable to infrastructure constraints, including power and water supply.
- Mining operations and projects are vulnerable to supply chain disruptions such that operations and development projects could be adversely affected.
- We derive all of our revenues from the sale of gold to one company which is controlled by the Zimbabwean authorities.
- Our rights to mine in Zimbabwe are derived from three mining leases, and the loss of our rights under any of these mining leases would have a material adverse effect on our financial condition and results of operations.
- Acquisitions, strategic partnerships, joint ventures and other partnerships may not perform in accordance with expectations, may fail to receive required regulatory approvals or may disrupt our operations and adversely affect our credit ratings and profitability.
- We may be unable to identify acquisition opportunities and successfully execute and close acquisitions, which could limit our potential for growth.
- The mining industry is highly competitive and there is no guarantee we will always be able to compete effectively.
- We may not be able to comply with the financial covenants related to our current or future bank borrowings or arrangements.
- We depend on key personnel for the success of our business.
- Most of our employees are members of the Associated Mine Workers Union of Zimbabwe and any work stoppage or industrial action implemented by the union may affect our business, results of operations and financial performance.
- We are subject to labor and employment laws and regulations, which could increase our costs and restrict our operations in the future.
- Our business, financial condition, and results of operations may be adversely affected by the occurrence of an outbreak of infectious diseases, a pandemic or other public health threats, and natural disasters.
- Our management of workplace health and safety matters may expose our business to significant risk.
- Our operations are underpinned by numerous contractual arrangements with third parties and non-compliance with these arrangements may substantially affect our operations or profits.
- Our insurance coverage may not be sufficient in all possible contexts, and we may not be able to rely upon our insurance in certain circumstances.
- If our operations do not perform as expected, we may be required to write down the carrying value of our investments, which could affect any future profitability and our ability to pay dividends.
- Since operations at our Mazowe and Redwing mines were halted in 2018 and 2019, respectively, we have been subject to litigation regarding disputed debts and corporate rescue proceedings pursuant to Zimbabwean insolvency laws.
- Lawsuits may be filed against us and an adverse ruling in any such lawsuit could have a material adverse effect on our business, results of operations and financial performance.

Risks Related to Cybersecurity

- Security breaches, loss of data and other disruptions could compromise sensitive information related to our business and prevent us from accessing critical information or expose us to liability.
- Cybersecurity breaches and other disruptions or failures in our information technology systems could compromise our information, result in the unauthorized disclosure of confidential supplier, employee, and Company information, damage our reputation, and expose us to liability.

Risks Related to Laws and Regulations

- Our operations are subject to various government approvals, permits, licenses and legal regulation for which no assurance can be provided that such approvals, permits or licenses will be obtained or if obtained will not be revoked or suspended.
- Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws in Zimbabwe and elsewhere associated with our activities could subject us to penalties and other adverse consequences.
- Existing and future environmental laws may increase our costs of doing business, result in significant liabilities, fines or penalties, and may restrict our operations.
- We are subject to complex laws and regulations, which could have a material adverse effect on our operations and financial results.
- Existing and future laws and regulations governing issues involving climate change, and public sentiment regarding climate change, could result in increased operating costs or otherwise impact our operations.
- PubCo and Greenstone may be subject to Zimbabwean capital gains tax as a result of the Business Combination and Greenstone's acquisition of the holding company of our mining assets.
- There is general market uncertainty as a result of the conflicts in Ukraine and Israel-Gaza.

30

Namib Minerals Risk Factors

Risks Related HCVI and the Business Combination

- Hennessy Capital Investments Corp. VI ("HCVI" or "SPAC") may not be able to consummate an initial business combination by September 30, 2024 (or as extended by amending its organizational documents), in which case it would cease all operations.
- Hennessy Capital Partners VI LLC (the "Sponsor"), officers and directors of HCVI (the "SPAC Board") have agreed to vote in favor of the Potential Business Combination, regardless of how SPAC's public stockholders vote.
- The Sponsor, certain members of the board of directors of the SPAC (the "SPAC Board"), certain officers of the SPAC, and certain anchor investors of the SPAC have interests in the Potential Business Combination that are different from or are in addition to public stockholders, which may include direct or indirect ownership of SPAC's founder shares and/or private placement warrants, each of which will lose their value if a business combination is not consummated.
- The Sponsor, officers and the SPAC Board has potential conflicts of interest in recommending that stockholders vote in favor of approval of the Potential Business Combination proposal and approval of the other proposals in connection therewith.
- SPAC's and Greenstone's stockholders will experience dilution as a consequence of the Potential Business Combination.
- Sponsor, the SPAC Board, officers, advisors and their affiliates may elect to purchase shares or warrants from public stockholders of HCVI, which may influence the vote on the Potential Business Combination and reduce the public "float" of SPAC Class A Common Stock.
- HCVI may waive one or more of the conditions to the Potential Business Combination.
- There can be no assurance that the SPAC will be able to comply with the continued listing standards of Nasdaq.

Risks Related to PubCo

- PubCo will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
- PubCo's management has limited experience in operating a Nasdaq-listed public company.
- Uncertainties about the potential Business Combination prior to Closing may cause a loss of key personnel or cause key suppliers or customers or other partners to delay or defer decisions concerning Greenstone or seek to change existing arrangements.
- Following the Potential Business Combination, PubCo may be unable to obtain additional financing to fund its operations or growth.
- There can be no assurance that the PubCo Ordinary Shares that will be issued in connection with the potential Business Combination or the PubCo Warrants will be approved for listing on the Nasdaq or, if approved, will continue to be so listed, or that PubCo will be able to comply with the continued listing standards.
- PubCo will be a "controlled company" under the rules of Nasdaq and can rely on exemptions from certain corporate governance requirements that could adversely affect PubCo's public shareholders.
- Concentration of ownership after the potential Business Combination may have the effect of delaying or preventing a change in control.
- PubCo may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders, thereby making holders' warrants worthless.
- The PubCo Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
- It is not expected that PubCo will pay dividends in the foreseeable future after the Business Combination.
- Following the potential Business Combination, the only significant assets of PubCo will be ownership of the securities of Greenstone and HCVI, and PubCo does not currently intend to pay dividends and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of PubCo's ordinary shares.
- PubCo's organizational documents to be adopted in connection with the Business Combination contain certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts.
- PubCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement.
- PubCo may not be able to complete financing in connection with the Business Combination.
- If the Business Combination's benefits do not meet the expectations of investors or securities analysts, the market price of HCVI's securities or, following the Closing, PubCo's securities, may decline. A market for PubCo's securities may not continue.
- If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding the PubCo Ordinary Shares adversely, then the price and trading volume of the PubCo Ordinary Shares could decline.
- If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our PubCo Ordinary Shares may be materially and adversely affected.
- PubCo could be subject to securities class action litigation.
- Subsequent to the Business Combination, PubCo may be required to take write-downs or write-offs, or PubCo may be subject to restructuring, impairment or other charges that could have a significant negative effect on PubCo's financial condition, results of operations or the price of PubCo Ordinary Shares.
- PubCo will qualify as an "emerging growth company" within the meaning of the Securities Act and the Exchange Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make PubCo's securities less attractive to investors and may make it more difficult to compare PubCo's performance to the performance of other public companies.

31

Appendix 32

RM & MM Care and Maintenance 33 Redwing & Mazowe were placed on Care & Maintenance after 2018 Rational decision to halt production rather than to operate at a loss Namib Minerals has adopted significant strategic measures for risk mitigation MM and RM are strongly positioned to thrive in many go - forward operating and mining environments Suboptimal Efficiency Concern • Smaller operating capacity results in reduced operating leverage. • Difficulty to sustain profits leading to financial loss . Capital Investment to Expand Capacity and Create Operating Leverage (please refer to slide 19) • Substantial CapEx investment can unlock significant cost reductions and create an efficient operating environment at scale. • Upon completion of successful financing, p lans to purchase high - capacity machinery aimed to lower operational costs. (1) Namib Minerals does not currently hold any SML. Monetary Policy • Change in monetary policy resulted in the effective gold price being reduced to 2/3rd of the spot price, making mining uneconomical. Zimbabwe Currency Crisis • The currency crisis further inhibited mining operations due to poor economic conditions, especially affecting precious metals mining. • Late payments for mined gold further impacted costs and operations. Special Mining Lease (SML) (1) • SML allows for the direct export of gold from Zimbabwe, denominated in USD. • The lease allows for significant monetary risk mitigation by enabling gold exports at spot rates.

Definitions 34 Mineral Resources • A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction . The location, quantity, grade, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling . • An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling . Geological evidence is sufficient to imply but not verify geological and grade or quality continuity . An Inferred Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve . It is reasonably expected that the majority of an Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration . • An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit . Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation . • A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of modifying factors to support detailed mine planning and final evaluation of the economic viability of the deposit . Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation . A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated or an Inferred Mineral Resource . It may be converted to either a Proven Mineral Reserve or a Probable Mineral Reserve . Mineral Reserves • A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource . It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at prefeasibility or feasibility level as appropriate that include application of modifying factors . Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified . The reference point at which Mineral Reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated . It is important that in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported . • A Probable Mineral Reserve is the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource . The confidence in the modifying factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve . • A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource . A Proven Mineral Reserve implies a high degree of confidence in the modifying factors . Feasibility Studies • A prefeasibility study is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open - pit, is established and an effective method of mineral processing is determined . It includes a financial analysis based on reasonable assumptions on the modifying factors and the evaluation of any other relevant factors which are sufficient for a competent person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting . A prefeasibility study is at a lower confidence level than a feasibility study . • A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable modifying factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate at the time of reporting that extraction is reasonably justified (economically mineable) . The results of the study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project . The confidence level of the study will be higher than that of a prefeasibility study .

HM S - K 1300 Technical Report Summary 35 Source: How Mine S - K 1300 Technical Report Summary August 2024. 2032 2031 2030 2029 2028 2027 2026 2025 2024 Total Unit Year 0 510 649 647 650 649 650 644 529 4,928 kt Ore Mined 0 2.36 2.45 2.49 2.47 2.45 2.42 2.39 2.42 2.43 g/t Mined Grade 499 570 569 563 563 563 563 563 475 4,928 kt Ore Milled 2.45 2.36 2.45 2.49 2.47 2.45 2.42 2.39 2.42 2.43 g/t Head Grade 90% 90% 90% 90% 89% 89% 90% 90% 90% 90% % Recovery 35 39 40 40 40 40 39 39 33 346 koz Au Production Table 18.3 HGM key operating physicals and costs

HM S-K 1300 Technical Report Summary

Table 19.2 HGM cashflow analysis – Scenario 1: Total mining inventory (PP+MII)

Income Statement (US$ '000)

Year	Total	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Revenue USD	480,251	46,196	53,889	54,464	54,950	55,626	56,157	55,979	53,880	49,111	0
Revenue RTGS	160,084	15,399	17,963	18,155	18,317	18,562	18,719	18,660	17,960	16,370	0
Gross revenue	640,335	61,595	71,852	72,619	73,267	74,168	74,876	74,638	71,840	65,481	0
Royalties	-32,017	-3,080	-3,593	-3,631	-3,663	-3,708	-3,744	-3,732	-3,592	-3,274	0
Realisation	-225	-22	-25	-26	-26	-26	-26	-25	-25	-23	0
Net revenue	608,093	58,493	68,234	68,962	69,578	70,433	71,106	70,880	68,223	62,184	0
C1 costs	-353,895	-35,993	-40,184	-40,212	-40,164	-40,212	-40,212	-40,600	-40,714	-35,603	0
Overheads	-35,232	-3,709	-3,709	-3,709	-3,709	-3,709	-3,709	-3,709	-3,709	-3,709	-1,854
EBITDA	218,967	18,792	24,342	25,041	25,705	26,512	27,184	26,571	23,800	22,872	-1,854
Depreciation	-75,064	-5,097	-5,908	-7,101	-8,182	-9,578	-11,061	-12,738	-14,349	-1,050	0
EBIT	143,903	13,695	18,434	17,940	17,523	16,934	16,124	15,833	9,451	21,822	-1,854
Finance costs	0	0	0	0	0	0	0	0	0	0	0
PBT	143,903	13,695	18,434	17,940	17,523	16,934	16,124	15,833	9,451	21,822	-1,854
Corporate income tax	-42,799	-1,988	-4,298	-4,949	-5,029	-5,473	-5,546	-5,299	-5,619	0	
Net income	101,104	11,707	13,837	13,643	12,575	11,905	10,651	8,287	4,152	16,203	-1,854

KPIs

Year	Total	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
C1 (US$/t)	78	82	78	78	78	78	78	78	78	0	
C1 (US$/oz)	1,116	1,174	1,128	1,118	1,107	1,096	1,087	1,099	1,142	1,099	0
AISC (US$/t)	96	104	96	96	97	95	93	90	88	0	
AISC (US$/oz)	1,362	1,484	1,390	1,425	1,365	1,363	1,325	1,316	1,320	1,233	0

Source: How Mine S-K 1300 Technical Report Summary August 2024.

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Non-IFRS Reconciliation

Non-IFRS Measures

Greenstone utilizes non-IFRS financial measures, including Adjusted EBITDA, C1 cost per ounce, and AISC per ounce, to complement its IFRS reporting and provide stakeholders with a deeper understanding of its operational performance and financial health. These measures offer insights into trends and factors that IFRS metrics may not fully capture, and Greenstone believes they are essential for formulating strategic decisions and business plans. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Greenstone may not be comparable to similarly titled amounts used by other companies. While not a substitute for IFRS results, they exclude items not indicative of Greenstone's core operations, enhancing comparability across periods.

Adjusted EBITDA

Greenstone defines Adjusted EBITDA as profit for the year before finance cost, (loss) gain on sale, related party credit loss, taxes, depreciation, impairment of long-lived assets, interest income, and financial guarantee remeasurement. The table below presents Greenstone's Adjusted EBITDA, reconciled to its Profit for the year, which is the most comparable IFRS measure, for 2023:

		Greenstone
		Year ended December 31, 2023
(In thousands)		
Profit for the year	$	3,627
Finance cost		2,415
Loss (gain) on sale		41
Related party credit loss		6,818
Income tax expense		5,254
Depreciation		2,705
Impairment		—
Interest income		(114)
Financial guarantee remeasurement		(486)
Adjusted EBITDA	$	20,260

How Mine C1 Cost Per Ounce

Greenstone defines C1 cost as the sum of IFRS production costs and royalties expense. C1 cost per ounce is calculated as the C1 cost divided by the ounces of gold sold.

		How Mine
($ in thousands)		Year ended December 31, 2023
Production cost (IFRS)	$	36,501
Royalties		3,153
C1 cost	$	39,654
Gold sales (oz)		33,585
C1 cost per ounce ($/oz)	$	1,181

How Mine AISC Per Ounce

Greenstone defines AISC as the sum of C1 cost, sustaining capital expenditure consisting of additions to property, plant and equipment, administrative expenditure, and silver by-product credit. AISC per ounce is calculated as the AISC divided by the ounces of gold sold. Greenstone uses this metric to measure the cost of extracting an ounce of gold and measure the efficiency of its mining operations. The table below presents How Mine's AISC per ounce, reconciled to its Production cost, which is the most comparable IFRS measure, for the periods indicated.

		How Mine
($ in thousands, unless otherwise indicated)		Year ended December 31, 2023
Production cost (IFRS)	$	36,501
Royalties		3,153
C1 cost	$	39,654
Sustaining capital expenditure		6,481
Administrative expenditures[1]		1,029
Silver by-product credit		(32)
AISC	$	47,162
Gold sales (oz)		33,585
AISC per ounce ($/oz)	$	1,403

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